EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.0 Million for the Second Quarter and $2.1 Million for the First Half of 2010, and Announces Appointment of New Chief Credit Officer

MCLEAN, Va., July 22, 2010 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2010 was $1.0 million and $2.1 million for the six months ended June 30, 2010 compared to $23 thousand and $549 thousand during the second quarter and the first six months of 2009. Earnings in the second quarter and first half of 2009 were adversely impacted by other than temporary impairment ("OTTI") charges of $863 thousand before tax on several of Sonabank's trust preferred securities. There were no OTTI charges on the trust preferred securities this quarter.

Net Interest Income

Net interest income was $6.4 million in the quarter ended June 30, 2010 up from $3.5 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $635 thousand to second quarter net interest income. Sonabank's net interest margin was 4.70% in the second quarter compared to 3.51% during the comparable quarter last year and 4.62% during the first quarter of 2010. The cost of funds decreased from 1.81% in the first quarter of 2010 to 1.79% in the second quarter despite the implementation of a strategy of extending the terms of certificates of deposit as they matured to protect against possible future rises in interest rates. Certificates of deposit issued in the second quarter of 2010 had a weighted average maturity of 1 year and 11 months and a weighted average rate of 1.37%.

Net interest income was $12.7 million during the six months ended June 30, 2010, compared to $6.5 million during the comparable period in the prior year. Average loans during the first six months of 2010 were $460.5 million compared to $315.1 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $1.3 million during the first half of 2010.

Noninterest Income

During the second quarter of 2010 Sonabank had noninterest income of $344 thousand compared to noninterest loss of $502 thousand during the second quarter of 2009. The second quarter of 2010 included a decrease in the value of the FDIC indemnification asset of $191 thousand. The second quarter of 2009 included OTTI charges of $863 thousand.

Noninterest income increased to $883 thousand in the first six months of 2010 from $92 thousand in the first six months of 2009. Noninterest income for the first six months of 2010 included account maintenance and deposit service fees of $476 thousand compared to $270 thousand for the same period last year resulting from the Greater Atlantic Bank and Millennium Branch acquisitions. Fees earned on short-term letters of credit were $227 thousand for the six months ended June 30, 2010, compared to $1 thousand for the same period last year. There was a charge of $191 thousand due to a decrease in the FDIC indemnification asset in the second quarter of 2010. During the six months ended June 30, 2009, we recognized OTTI charges in the amount of $863 thousand, partially offset by a gain on the sale of available-for-sale securities in the amount of $223 thousand.

Noninterest Expense

Noninterest expenses were $3.8 million and $7.8 million during the second quarter and the first half of 2010, respectively, compared to $2.5 million and $4.9 million during the same periods in 2009. The amortization of the FDIC indemnification asset added $215 thousand during the second quarter and $459 thousand during the first half of 2010 to noninterest expense. The amortization of the Greater Atlantic Bank core deposit intangible added $50 thousand during the second quarter and $100 thousand during the first half of 2010. The remaining increases were primarily attributable to the costs of operating a thirteen branch system rather than an eight branch system.  Data processing, on-line banking and ATM-related expenses increased by $112 thousand for the second quarter and $252 thousand for the six months ended June 30, 2010, compared to the same periods last year. Virginia franchise tax expense increased by $43 thousand and $86 thousand for the quarter and the first six months of 2010, respectively, compared to last year. Consulting and legal expense also increased by $50 thousand and $107 thousand for the three and six months ended June 30, 2010, respectively, compared to the same periods last year.  The efficiency ratio was 55.11% during the second quarter of 2010 compared to 64.75% during the same period the prior year.

Loan Portfolio

The composition of Sonabank's loan portfolio consists of the following at June 30, 2010 and December 31, 2009:

	Covered Loans	Non-covered Loans	Total Loans	Covered Loans	Non-covered Loans	Total Loans
	June 30, 2010			December 31, 2009
Mortgage loans on real estate:
Commercial	$ 20,025	$ 152,918	$ 172,943	$ 24,494	$ 146,295	$ 170,789
Construction loans to residential builders	--	1,614	1,614	--	5,436	5,436
Other construction and land loans	1,342	42,892	44,234	3,498	42,564	46,062
Residential 1-4 family	32,189	62,751	94,940	33,815	61,024	94,839
Multi- family residential	2,532	13,723	16,255	2,570	10,726	13,296
Home equity lines of credit	42,928	11,421	54,349	44,235	10,532	54,767
Total real estate loans	99,016	285,319	384,335	108,612	276,577	385,189

Commercial loans	2,316	74,603	76,919	3,184	70,757	73,941
Consumer loans	160	2,504	2,664	193	3,528	3,721
Gross loans	101,492	362,426	463,918	111,989	350,862	462,851

Less unearned income on loans	--	(522)	(522)	--	(564)	(564)
Loans, net of unearned income	$ 101,492	$ 361,904	$ 463,396	$ 111,989	$ 350,298	$ 462,287

Total loans were $463.4 million at June 30, 2010 up slightly from $462.3 million at December 31, 2009. The increase was the net of a $12 million increase in the non-covered portfolio partially offset by a $10 million decline in the covered portfolio resulting from payoffs and liquidations.

Non-covered nonperforming assets decreased slightly from $7.0 million at December 31, 2009 to $6.9 million at June 30, 2010.

Net charge-offs during the second quarter were $1.4 million and $2.5 million for the first half of 2010 as credit quality continued to be a challenge for our loan portfolio. $1.0 million of the second quarter charge-offs related to a commercial property that was charged down to the level of a new appraisal. There was a migration from non-accrual loans to other real estate owned during the quarter as Sonabank foreclosed on one commercial property and two residential properties in the non-covered portfolio. The bank continues to own the previously reported Culpeper property, as well as the previously reported Georgia property in the Greater Atlantic covered portfolio. The two single family residential properties in the amount of $271 thousand in the covered portfolio have been sold at an insignificant gain.

The allowance for loan losses was 1.50% of non-covered loans on June 30, 2010 compared to 1.48% as of December 31, 2009. Sonabank has an internal loan review and a loan committee, both of which provide on-going monitoring to identify and address issues with problem loans. The loan loss provision is determined after consideration of all known relevant internal and external factors affecting loan collectability to maintain the allowance for loan and lease losses at a level necessary to absorb estimated credit losses.  The provision for loan losses was $1.5 million for the quarter ended June 30, 2010 compared to $545 thousand for the second quarter of 2009. For the six months ended June 30, 2010, the provision for loan losses was $2.8 million compared to $1.0 million for the same period last year.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $70.1 million at June 30, 2010 and $76.2 million at December 31, 2009.

At June 30, 2010 Southern National Bancorp owned pooled trust preferred securities as follows:

		Ratings						Estimated
	Tranche	When Purchased		Current Ratings				Fair
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value
Investment Grade:						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	A3	A	$ 8,639	$ 7,694	$ 6,534
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	573	526	522
MMCF III B	Senior Sub	A3	A-	Baa3	B	695	679	431
						9,907	8,899	7,487

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	478	583
TRAP 2007-XII C1	Mezzanine	A3	A	Ca	C	2,035	125	321
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	NR	2,032	--	38
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,035	84	121
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,041	557	506
ALESCO XV C1	Mezzanine	A3	A-	Ca	C	3,064	29	200
ALESCO XVI C	Mezzanine	A3	A-	Ca	C	2,042	113	329
						13,749	1,386	2,098

Total						$ 23,656	$ 10,285	$ 9,585

			Previously
		% of Current	Recognized
		Defaults and	Cumulative
	Current	Deferrals	Other
	Defaults and	to Current	Comprehensive
Security	Deferrals	Collateral	Loss (1)
Investment Grade:
ALESCO VII A1B	$ 189,056	30%	$ 322
MMCF II B	34,000	27%	47
MMCF III B	27,000	23%	16
			$ 385

			Cumulative	Cumulative
			Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:			Loss (2)	Credit Loss (2)
TPREF FUNDING II	115,100	33%	780	$ 242
TRAP 2007-XII C1	137,705	28%	1,331	579
TRAP 2007-XIII D	260,250	35%	--	2,032
MMC FUNDING XVIII	99,682	31%	481	470
ALESCO V C1	99,442	29%	971	513
ALESCO XV C1	240,100	36%	476	2,559
ALESCO XVI C	147,250	29%	749	1,180
			$ 4,788	$ 7,575

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under ASC 325.  In performing a detailed cash flow analysis of each security, Southern National Bancorp works with independent third parties to identify the best estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis performed included the following assumptions:

  1% of the remaining performing collateral will default or defer in the third quarter of 2010 and 50 basis points per annum thereafter.
  Recoveries of 25% with a two year lag on all defaults and deferrals.
  No prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Sonabank's securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

These assumptions resulted in no OTTI recognition on the trust preferred securities during the second quarter of 2010.

Southern National Bancorp also owns $1.7 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was downgraded from B to CCC by Standard and Poors in September 2009, and it was downgraded from BBB to CC by Fitch in August 2009. The fair market value is $1.4 million. This security has been evaluated for potential impairment. Based on the review of the trustee report, shock analysis, and current information regarding delinquencies, nonperforming loans, and credit support, it has been determined that an OTTI does exist as of June 30, 2010 in the amount of $3.5 thousand. The assumptions used in the analysis included a 5% prepayment speed, 10% default rate, a 40% loss severity (which is roughly equivalent to the cumulative severity of the past 12 months) and an accounting yield of 4.75%.

Deposits

Total deposits were $455.7 million at June 30, 2010 compared to $455.8 million at December 31, 2009. Brokered certificates of deposit decreased from $70.0 million as of December 31, 2009 to $50.0 million at June 30, 2010, while other certificates of deposit decreased by $12.4 million. Money market accounts increased by $34.6 million during the six months ended June 30, 2010. Noninterest-bearing deposits were $33.4 million at June 30, 2010 and $33.3 million at December 31, 2009.

Stockholders' Equity

Total stockholders' equity increased from $97.1 million as of December 31, 2009 to $99.4 million at June 30, 2010 as a result of the retention of earnings. Tangible stockholders' equity to total tangible assets was 14.52%, and the Tier 1 Risk Based Capital Ratio was 20.76% as of June 30, 2010.

Southern National Bancorp is a financial holding company with assets of $613.2 million at June 30, 2010. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 12 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and one branch in Rockville, Maryland.

New Chief Credit Officer

The Board of Directors has approved the appointment of Tom Baker as Chief Credit Officer replacing Carl Wallace who has resigned. Tom Baker has a been a banker for more than thirty years and has been with Sonabank since its inception.  William Stevens remains Chief Risk Officer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. These factors should be considered, and undue reliance should not be placed on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$ 11,049	$ 8,070
Investment securities-available for sale	17,558	18,505
Investment securities-held to maturity	52,530	57,696
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,775	5,940
Loans receivable, net of unearned income	463,396	462,287
Allowance for loan losses	(5,443)	(5,172)
Net loans	457,953	457,115
Intangible assets	12,100	12,571
Bank premises and equipment, net	4,775	3,225
Bank-owned life insurance	14,290	14,014
FDIC indemnification asset	18,758	19,408
Other assets	17,382	14,130
Total assets	$ 613,170	$ 610,674

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 33,440	$ 33,339
Interest-bearing deposits	422,275	422,452
Securities sold under agreements to repurchase and other short-term borrowings	20,374	22,020
Federal Home Loan Bank advances	35,000	30,000
Other liabilities	2,725	5,739
Total liabilities	513,814	513,550
Stockholders' equity	99,356	97,124
Total liabilities and stockholders' equity	$ 613,170	$ 610,674

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Interest and dividend income	$ 8,561	$ 5,571	$ 16,952	$ 10,997
Interest expense	2,120	2,081	4,250	4,461
Net interest income	6,441	3,490	12,702	6,536
Provision for loan losses	1,450	545	2,750	1,025
Net interest income after provision for loan losses	4,991	2,945	9,952	5,511
Account maintenance and deposit service fees	235	138	476	270
Income from bank-owned life insurance	137	140	276	288
Gain on other real estate owned, net	19	30	39	117
Net impairment losses recognized in earnings	(4)	(863)	(10)	(863)
Gain on securities	--	--	--	223
Decrease in FDIC indemnification asset	(191)	--	(191)	--
Other	148	53	293	57
Noninterest income (loss)	344	(502)	883	92
Employee compensation and benefits	1,523	936	3,164	1,999
Premises, furniture and equipment	678	512	1,374	1,020
FDIC assessment	212	313	401	487
Other expenses	1,423	713	2,875	1,401
Noninterest expense	3,836	2,474	7,814	4,907
Income (loss) before income taxes	1,499	(31)	3,021	696
Income tax expense (benefit)	474	(54)	955	147
Net income	$ 1,025	$ 23	$ 2,066	$ 549

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Per Share Data :
Earnings per share - Basic	$ 0.09	$ 0.00	$ 0.18	$ 0.08
Earnings per share - Diluted	$ 0.09	$ 0.00	$ 0.18	$ 0.08
Book value per share			$ 8.57	$ 9.94
Tangible book value per share			$ 7.53	$ 8.25
Weighted average shares outstanding - Basic	11,590,212	6,798,547	11,590,212	6,798,547
Weighted average shares outstanding - Diluted	11,594,418	6,798,547	11,593,706	6,798,547
Shares outstanding at end of period			11,590,212	6,798,547

Selected Performance Ratios and Other Data:
Return on average assets	0.67%	0.02%	0.68%	0.25%
Return on average equity	4.19%	0.13%	4.27%	1.59%
Yield on earning assets	6.25%	5.60%	6.22%	5.58%
Cost of funds	1.79%	2.44%	1.80%	2.64%
Cost of funds including non-interest bearing deposits	1.68%	2.29%	1.68%	2.48%
Net interest margin	4.70%	3.51%	4.66%	3.32%
Efficiency ratio (1)	55.11%	64.75%	56.84%	68.62%
Net charge-offs (recoveries) to average loans	0.31%	0.14%	0.54%	0.21%
Amortization of intangibles	$ 236	$ 182	$ 472	$ 363

	As of
	June 30,	December 31,
	2010	2009

Stockholders' equity to total assets	16.20%	15.88%
Tier 1 risk-based captial ratio	20.76%	17.32%
Intangible assets:
Goodwill	$ 8,713	$ 8,713
Core deposit intangible	3,387	3,858
Total	$ 12,100	$ 12,571

Non-covered loans and other real estate owned (2):
Nonaccrual loans	$ 1,870	$ 4,190
Loans past due 90 days and accruing interest	--	--
Other real estate owned	5,055	2,796
Total nonperforming assets	$ 6,925	$ 6,986
Allowance for loan losses to total non-covered loans	1.50%	1.48%
Nonperforming assets to total non-covered assets	1.35%	1.41%
Nonperforming assets to total non-covered loans	1.91%	1.99%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and changes in the FDIC indemnification asset.
(2) Applies only to non-covered Sonabank loans and other real estate owned.

CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com